EXHIBIT 99.1
RALPH LAUREN REPORTS BETTER-THAN-EXPECTED FOURTH QUARTER AND FULL YEAR FISCAL 2015 RESULTS
—	Fourth Quarter Net Revenues of $1.9 Billion Increased 7% in Constant Currency
—	Earnings Per Diluted Share (EPS) Was $1.41 in the Fourth Quarter, In Line With Prior Year Excluding Foreign Currency Impacts
—	Fourth Quarter Operating Margin Was Better-Than-Expected Due To Disciplined Expense Management
—	The Company's Board of Directors Authorizes an Additional $500 Million Stock Repurchase Program

NEW YORK--(BUSINESS WIRE)—May 13, 2015-- Ralph Lauren Corporation (NYSE:RL) today reported net income of $124 million, or $1.41 per diluted share, for the fourth quarter of Fiscal 2015. Excluding foreign currency impacts, EPS was $1.69 in the fourth quarter. This compared to net income of $153 million, or $1.68 per diluted share, for the fourth quarter of Fiscal 2014.

Net income for the full year Fiscal 2015 period was $702 million, or $7.88 per diluted share. Excluding foreign currency impacts, EPS was $8.19 for Fiscal 2015. This compared to net income of $776 million, or $8.43 per diluted share, for Fiscal 2014.

The Company's Board of Directors authorized an additional $500 million stock repurchase program permitting the Company to purchase shares of Class A Common Stock, subject to market conditions. This amount is in addition to the $80 million available at the end of the fourth quarter of Fiscal 2015 as part of a previously authorized stock repurchase program, bringing the Company's total current authorization to $580 million.

“We made excellent progress on our strategic initiatives in Fiscal 2015,” said Ralph Lauren, Chairman and Chief Executive Officer. “We opened several stores in key markets around the world, fueled the momentum of our luxury accessories business with the launch of the Drawstring Ricky bag, and continued to innovate with the introduction of Polo for women as well as the development of Polo Sport which will be launching this Fall. We also announced a new global brand management organizational structure that will more fully leverage the power of our brands to drive future growth for the Company.”

“Our better-than-expected fourth quarter results were achieved in a challenging global macroeconomic environment, showcasing the operational discipline of our teams,” said Jacki Nemerov, President and Chief Operating Officer. “While foreign exchange and global consumer spending remain unpredictable, we are taking decisive actions to offset some of these ongoing external pressures. We also believe the new global brand management structure will enhance the consistency of our brand presentation around the world and generate substantial operating efficiencies.”

Fourth Quarter and Full Year Fiscal 2015 Income Statement Review

Net Revenues. Net revenues for the fourth quarter of Fiscal 2015 increased approximately 7% on a constant currency basis, driven by wholesale segment growth and double-digit e-commerce expansion across all regions. Reported net revenues increased 1% to $1.9 billion in the fourth quarter.

Net revenues for the full year Fiscal 2015 period increased approximately 4% on a constant currency basis. Reported net revenues increased 2% to $7.6 billion during Fiscal 2015.
—	Wholesale Sales. In the fourth quarter of Fiscal 2015, wholesale segment sales increased 8% on a constant currency basis, driven by double-digit growth in North America. Reported wholesale segment sales rose 2% to $1.0 billion.
For Fiscal 2015, wholesale revenues increased 2% on a constant currency basis, driven by growth in both Europe and the Americas. Reported wholesale revenues were in line with Fiscal 2014 at $3.5 billion.

—	Retail Sales. Retail sales rose 6% on a constant currency basis in the fourth quarter over the prior year period, supported by double-digit expansion in global e-commerce and the contribution from new store openings. Reported retail sales were in line with the fourth quarter of Fiscal 2014 at $841 million. Consolidated comparable store sales increased 1% on a constant currency basis during the fourth quarter and declined 4% on a reported basis.
Retail sales for Fiscal 2015 rose 6% on a constant currency basis from the prior year period, reflecting growth in all regions that was driven by double-digit e-commerce expansion globally and the contribution from new stores. Reported retail sales increased 4% to approximately $4.0 billion from $3.8 billion in Fiscal 2014. During Fiscal 2015, consolidated comparable store sales were up 1% in constant currency and declined 1% on a reported basis.

—	Licensing. Licensing revenues of $37 million in the fourth quarter were 5% below the prior year period, due to negative foreign currency effects and the anniversary of the launch of Polo Red fragrance.
Licensing revenues of $169 million in Fiscal 2015 were 2% above Fiscal 2014’s level, reflecting higher royalties from increased sales of Ralph Lauren, Polo and Lauren products worldwide.

Gross Profit. Gross profit for the fourth quarter of Fiscal 2015 was $1.0 billion, in line with the prior year period. Gross profit margin of 55.4% was 80 basis points lower than the comparable prior year period, reflecting foreign currency effects and mix shift impacts.

Gross profit for Fiscal 2015 increased 2% to $4.4 billion. Gross profit margin for Fiscal 2015 was 57.5%, 40 basis points lower than the prior year, primarily attributable to a more promotional environment as well as negative foreign currency impacts.
Operating Expenses. Operating expenses of $854 million in the fourth quarter of Fiscal 2015 were 4% above the prior year period. Operating expense rate of 45.3% increased 110 basis points compared with the fourth quarter of Fiscal 2014, due to incremental investments in infrastructure and global retail development and negative foreign currency impacts.

Operating expenses for Fiscal 2015 were $3.3 billion, 5% greater than Fiscal 2014. Operating expense rate was 43.9%, 120 basis points higher than Fiscal 2014. The increase in operating expenses was attributable to increased costs associated with overall business expansion and continued investment in the Company’s long-term strategic growth initiatives.
Operating Income. Operating income declined 15% to $190 million in the fourth quarter of Fiscal 2015. Operating margin of 10.1% was 190 basis points below the prior year. The lower operating margin is attributable to negative foreign currency effects, and incremental investments in the Company’s long-term strategic growth initiatives. Operating margin was better than the outlook provided in February due to disciplined operational management.

Fiscal 2015’s operating income of $1.0 billion was 8% below Fiscal 2014’s level and the operating margin was 13.6%, due to investment in the Company’s long-term strategic growth initiatives and negative foreign currency impacts, offset by proactive operational management.
—	Wholesale Operating Income. Wholesale operating income of $309 million in the fourth quarter of Fiscal 2015 was 5% above the prior year period. Wholesale operating margin increased 60 basis points to 30.7% as improved profitability in underlying operations was partially offset by negative foreign currency effects.
Wholesale operating income declined 2% in Fiscal 2015 to $943 million from $963 million in Fiscal 2014. Wholesale operating margin for Fiscal 2015 was 27.0% compared to 27.6% in Fiscal 2014. The decline in wholesale operating margin was a result of negative foreign currency effects that were partially offset by improved profitability in core operations.

—	Retail Operating Income. Retail operating income was $28 million in the fourth quarter of Fiscal 2015 compared with $51 million in the prior year period. Retail operating margin declined 270 basis points to 3.4%, due to investments in new store development and lower profitability in core operations.
Retail operating income was $527 million in Fiscal 2015 compared to $572 million in the prior year period. Retail operating margin declined 180 basis points to 13.3%. The lower operating margin was due to investments in new store development and lower profitability in core operations.

—	Licensing Operating Income. Licensing operating income of $32 million in the fourth quarter of Fiscal 2015 was 6% below the prior year period. Licensing operating income of $152 million in Fiscal 2015 increased 2% above the prior year period.
Net Income and Earnings Per Diluted Share (EPS). Net income for the fourth quarter of Fiscal 2015 was $124 million, or $1.41 per diluted share. Excluding foreign currency impacts, EPS was $1.69 in the fourth quarter. This compared to net income of $153 million, or $1.68 per diluted share, for the fourth quarter of Fiscal 2014.

The Company had an effective tax rate of 28% in the fourth quarter of Fiscal 2015 which compared to an effective tax rate of 30% in the fourth quarter of Fiscal 2014.

Net income for the full year Fiscal 2015 period was $702 million, or $7.88 per diluted share. Excluding foreign currency impacts, EPS was $8.19 for Fiscal 2015. This compared to net income of $776 million, or $8.43 per diluted share, for Fiscal 2014.
Fourth Quarter and Full Year Fiscal 2015 Balance Sheet and Cash Flow Review

The Company ended the fourth quarter of Fiscal 2015 with $1.2 billion in cash and investments, or $620 million in cash and investments net of debt ("net cash"), compared to $1.3 billion in cash and investments and $989 million in net cash at the end of the fourth quarter of Fiscal 2014. The fourth quarter ended with inventory of $1.0 billion, which was 2% above the prior year period.

The Company had $391 million in capital expenditures in Fiscal 2015 compared to $390 million in the prior year period. The Company repurchased approximately 1.1 million shares of Class A Common Stock during the fourth quarter.

Global Retail Store Network
The Company ended the fourth quarter of Fiscal 2015 with 466 directly operated stores, comprised of 143 Ralph Lauren stores, 64 Club Monaco stores and 259 Polo factory stores. The Company also operated 536 concession shop locations worldwide at the end of the fourth quarter. In addition to Company-operated locations, international licensing partners operated 72 Ralph Lauren stores and 23 dedicated shops, as well as 119 Club Monaco stores and shops at the end of the fourth quarter.
Fiscal 2016 Outlook
The Company currently expects consolidated net revenues for Fiscal 2016 to increase by mid-single digits in constant currency. Based on current exchange rates, foreign currency will have an approximate 450 basis point negative impact on Fiscal 2016 revenue growth. Operating margin for Fiscal 2016 is currently expected to be 180-230 basis points below the prior year’s level due to negative foreign currency effects. The full year Fiscal 2016 tax rate is estimated at 30%. Capital expenditures are planned at approximately $400-$500 million in Fiscal 2016.

This guidance excludes restructuring and other one-time related charges associated with our global brand reorganization. We expect these charges to be approximately $70-100 million over the course of Fiscal 2016.

In the first quarter of Fiscal 2016, the Company expects consolidated net revenues to be flat in constant currency, as retail segment growth is offset by a decline in wholesale revenue which is impacted by our customers’ receipt plans due to an earlier Easter this year. Based on current exchange rates, foreign currency will have an approximate 600 basis point negative impact on revenue growth in the first quarter of Fiscal 2016. Operating margin for the first quarter of Fiscal 2016 is expected to be approximately 600-650 basis points below the comparable prior year period, primarily due to negative foreign currency effects, the quarterly revenue growth profile and timing of expense savings initiatives. The first quarter tax rate is estimated at 30%.

Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Wednesday, May 13, 2015, at 9:00 a.m. Eastern. Listeners may access a live broadcast of the conference call on the Company's investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4799. To access the conference call, listeners should dial in by 8:45 a.m. Eastern and request to be connected to the Ralph Lauren Fourth Quarter and Full Year Fiscal 2015 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, May 13, 2015 through 6:00 P.M. Eastern, Wednesday, May 20, 2015 by dialing 402-220-0218 and entering passcode 3386.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE: RL) is a leader in the design, marketing and distribution of premium lifestyle products in four categories: apparel, home, accessories and fragrances. For more than 47 years, Ralph Lauren's reputation and distinctive image have been consistently developed across an expanding number of products, brands and international markets. The Company's brand names, which include Polo Ralph Lauren, Ralph Lauren Purple Label, Ralph Lauren Collection, Black Label, Lauren by Ralph Lauren, Double RL, RLX, Ralph Lauren Childrenswear, Denim & Supply Ralph Lauren, American Living, Chaps and Club Monaco, constitute one of the world's most widely recognized families of consumer brands. For more information, go to http://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release and oral statements made from time to time by representatives of the Company contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include the statements under “Fiscal 2016 Outlook” and statements regarding, among other things, our current expectations about the Company's future results and financial condition, revenues, store openings and closings, employee reductions, margins, expenses and earnings and are indicated by words or phrases such as "anticipate," "estimate," "expect," "project," "we believe" and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. Forward-looking statements are based largely on the Company's expectations and judgments and are subject to a number of risks and uncertainties, many of which are unforeseeable and beyond our control. The factors that could cause actual results to materially differ include, among others: the loss of key personnel; our ability to achieve anticipated operating enhancements and/or cost reductions from our restructuring plans, including our planned transition to a global brand-based operating structure; our ability to successfully implement our anticipated growth strategies and to capitalize on our repositioning initiatives in certain merchandise categories; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective, and risks associated with increases in the costs of raw materials, transportation, and labor; our ability to secure the technology facilities and systems used by the Company and those of third party service providers from, among other things, cybersecurity breaches, acts of vandalism, computer viruses or similar events; our ability to continue to maintain our brand image and reputation and protect our trademarks; the impact of global economic conditions and domestic and foreign currency fluctuations on the Company, the global economy and the consumer marketplace and our ability to access sources of liquidity; the impact of the volatile state of the global economy or consumer preferences on purchases of premium lifestyle products that we sell and our ability to forecast consumer demand; changes in the competitive marketplace and in our commercial relationships; risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments and the burdens of complying with a variety of foreign laws and regulations, including tax laws; the impact to our business of events of unrest and instability that are currently taking place in certain parts of the world; our ability to continue to expand our business internationally; changes in our effective tax rates or credit profile and ratings within the financial community; changes in our relationships with department store customers and licensing partners; the impact to our business resulting from potential costs and obligations related to the early termination of our long term, non-cancellable leases; the potential impact to the trading prices of our securities if our Class A Common Stock share repurchase activity and/or cash dividend rate differs from investors' expectations; the potential impact on our operations and on our customers resulting from natural or man-made disasters; and other risk factors identified in the Company's Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions)
(Audited)

	March 28,	March 29,
	2015	2014

ASSETS
Current assets:
Cash and cash equivalents	$500	$797
Short-term investments	644	488
Accounts receivable, net of allowances	655	588
Inventories	1,042	1,020
Income tax receivable	57	62
Deferred tax assets	145	150
Prepaid expenses and other current assets	281	224
Total current assets	3,324	3,329

Property and equipment, net	1,436	1,322
Deferred tax assets	45	39
Goodwill	903	964
Intangible assets, net	267	299
Other non-current assets	131	135
Total assets	$6,106	$6,088

LIABILITIES AND EQUITY
Current liabilities:
Short-term debt	$234	$-
Accounts payable	210	203
Income tax payable	27	77
Accrued expenses and other current liabilities	715	690
Total current liabilities	1,186	970

Long-term debt	298	298
Non-current liability for unrecognized tax benefits	116	132
Other non-current liabilities	615	654
Total liabilities	2,215	2,054

Equity:
Common stock	1	1
Additional paid-in-capital	2,117	1,979
Retained earnings	5,787	5,257
Treasury stock, Class A, at cost	(3,849)	(3,317)
Accumulated other comprehensive (loss) income	(165)	114
Total equity	3,891	4,034
Total liabilities and equity	$6,106	$6,088

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Unaudited)

	Three Months Ended
	March 28,	March 29,
	2015	2014

Wholesale net sales	$1,007	$983
Retail net sales	841	845
Net sales	1,848	1,828
Licensing revenue	37	39
Net revenues	1,885	1,867
Cost of goods sold(a)	(841)	(817)
Gross profit	1,044	1,050
Selling, general, and administrative expenses(a)	(840)	(815)
Amortization of intangible assets	(6)	(7)
Impairment of assets	(5)	(1)
Restructuring and other charges	(3)	(2)
Total other operating expenses, net	(854)	(825)
Operating income	190	225
Foreign currency gains (losses)	(12)	1
Interest expense	(5)	(4)
Interest and other income (loss), net	2	(1)
Equity in losses of equity-method investees	(2)	(2)
Income before provision for income taxes	173	219
Provision for income taxes	(49)	(66)
Net income	$124	$153
Net income per share - Basic	$1.43	$1.70
Net income per share - Diluted	$1.41	$1.68
Weighted average shares outstanding - Basic	87.3	89.8
Weighted average shares outstanding - Diluted	88.2	90.9
Dividends declared per share	$0.50	$0.45
(a) Includes total depreciation expense of:	$(69)	$(58)

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(in millions, except per share data)
(Audited)

	Twelve Months Ended
	March 28,	March 29,
	2015	2014

Wholesale net sales	$3,495	$3,486
Retail net sales	3,956	3,798
Net sales	7,451	7,284
Licensing revenue	169	166
Net revenues	7,620	7,450
Cost of goods sold(a)	(3,242)	(3,140)
Gross profit	4,378	4,310
Selling, general, and administrative expenses(a)	(3,301)	(3,142)
Amortization of intangible assets	(25)	(35)
Gain on acquisition of Chaps	-	16
Impairment of assets	(7)	(1)
Restructuring and other charges	(10)	(18)
Total other operating expenses, net	(3,343)	(3,180)
Operating income	1,035	1,130
Foreign currency losses	(26)	(8)
Interest expense	(17)	(20)
Interest and other income, net	6	3
Equity in losses of equity-method investees	(11)	(9)
Income before provision for income taxes	987	1,096
Provision for income taxes	(285)	(320)
Net income	$702	$776
Net income per share - Basic	$7.96	$8.55
Net income per share - Diluted	$7.88	$8.43
Weighted average shares outstanding - Basic	88.2	90.7
Weighted average shares outstanding - Diluted	89.1	92.0
Dividends declared per share	$1.85	$1.70
(a) Includes total depreciation expense of:	$(269)	$(223)

RALPH LAUREN CORPORATION
OTHER INFORMATION
(in millions)
(Unaudited)

SEGMENT INFORMATION
Net revenues and operating income for the periods ended March 28, 2015 and March 29, 2014 for each segment were as follows:

	Three Months Ended		Twelve Months Ended
	March 28,	March 29,	March 28,	March 29,
	2015	2014	2015	2014

Net revenues:
Wholesale	$1,007	$983	$3,495	$3,486
Retail	841	845	3,956	3,798
Licensing	37	39	169	166
Total net revenues	$1,885	$1,867	$7,620	$7,450
Operating income:
Wholesale	$309	$296	$943	$963
Retail	28	51	527	572
Licensing	32	35	152	150
	369	382	1,622	1,685
Less:
Unallocated corporate expenses	(176)	(155)	(577)	(553)
Gain on acquisition of Chaps	-	-	-	16
Unallocated restructuring and other charges	(3)	(2)	(10)	(18)
Total operating income	$190	$225	$1,035	$1,130

RALPH LAUREN CORPORATION
Constant Currency Financial Measures
(in millions)
(Unaudited)

Same - Store Sales Data

	Three Months Ended March 28, 2015 % Change		Twelve Months Ended March 29, 2014 % Change
	As Reported	Constant Currency	As Reported	Constant Currency
Total Ralph Lauren	(4%)	1%	(1%)	1%

Operating Segment Data

	Three Months Ended		% Change
	March 28, 2015	March 29, 2014	As Reported	Constant Currency
Wholesale net sales	$1,007	$983	2.4%	7.6%
Retail net sales	841	845	(0.4%)	5.7%
Net sales	1,848	1,828	1.1%	6.7%
Licensing revenue	37	39	(5.3%)	(2.2%)
Net revenues	$1,885	$1,867	1.0%	6.5%

	Twelve Months Ended		% Change
	March 28, 2015	March 29, 2014	As Reported	Constant Currency
Wholesale net sales	$3,495	$3,486	0.3%	2.1%
Retail net sales	3,956	3,798	4.2%	5.9%
Net sales	7,451	7,284	2.3%	4.1%
Licensing revenue	169	166	1.8%	3.3%
Net revenues	$7,620	$7,450	2.3%	4.0%

Net Income Per Share - Diluted

	Three Months Ended	Twelve Months Ended
	March 28, 2015	March 28, 2015
As reported	$1.41	$7.88
Foreign currency exchange impact	0.28	0.31
Constant currency	$1.69	$8.19

Since Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is also affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. These rate fluctuations can have a significant effect on the Company’s reported results. As such, in addition to financial measures prepared in accordance with generally accepted accounting principles ("GAAP"), the Company’s discussions often contain references to constant currency measures, which are calculated by translating the current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework to assess how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in the Company’s businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company’s operating performance measures calculated in accordance with U.S. GAAP.

SOURCE: Ralph Lauren Corporation
Investor Relations
Evren Kopelman, 212-813-7862
Or
Corporate Communications
Malcolm Carfrae, 212-583-2262